Exhibit 10.10

LONG-TERM INCENTIVE AWARD

Date of Award: xxxx xx, 2005

Number of Shares Awarded: xx,xxx Restricted

xx,xxx Performance

Recipient

Dear:

We are pleased to inform you that as an executive of Terra Industries Inc. (“Terra”) or a Subsidiary thereof, you have been granted, under the Stock Incentive Plan of 2002 (the “Plan”), the number of Terra Common Shares set forth above, subject to certain restrictions, terms and conditions set forth in this letter and in the Plan. The Common Shares issued to you currently are referred to in this letter as the “Restricted Shares.” Common Shares may be issued to you in the future for the “Performance Shares” granted to you if Terra achieves certain financial results described in paragraph 1. of the Performance Shares section of this letter.

Restricted Shares

1. From the date hereof until the restrictions on the Restricted Shares terminate (the “Restriction Period”), the Restricted Shares shall not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed; provided, however, that any of the Restricted Shares may be exchanged for any other Common Shares that are similarly restricted.

2. The Restriction Period shall terminate at the following times:

a. The Restriction Period shall terminate with respect to one hundred percent (100%) of the Restricted Shares on the day any one of the following occurs within three (3) years of the Date of Award: (i) any person, or group of persons acting in concert, acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934) of the outstanding securities (the “Voting Shares”) of Terra in an amount having, or convertible into securities having, 25% or more of the ordinary voting power for the election of directors of Terra; (ii) during a period of not more than 24 months, a majority of the Board of Directors of Terra ceases to consist of the existing membership or successors nominated by the existing membership or their similar successors; (iii) all or substantially all of the individuals and entities who were the beneficial owners of Terra’s outstanding securities entitled to vote do not own more than 60% of such securities in substantially the same proportions following a shareholder approved reorganization, merger, or consolidation; or (iv) shareholder approval of either (A) a complete liquidation or dissolution of Terra or (B) a sale or other disposition of all or substantially all of the assets of Terra, or a transaction having a similar effect.

b. The Restriction Period shall terminate with respect to one hundred percent (100%) of the Restricted Shares on the first business day following the third anniversary of the Date of Award.

3. Except as set forth in this letter, upon the issuance of the Restricted Shares you shall have all of the rights of a stockholder, including the right to vote the Restricted Shares and the right to receive dividends thereon. The certificates for any Restricted Shares shall bear an appropriate legend reciting the terms, conditions and restrictions applicable thereto, and shall be subject to appropriate stop-transfer orders. Terra shall issue your Restricted Shares promptly after its Corporate Secretary receives the documents set forth in paragraph 2 of the General section of this letter, the Restricted Shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which Terra’s Common Shares are listed and there has been compliance with such laws and regulations as Terra may deem applicable. Terra agrees to use its best efforts to effect such listing and compliance.

4. If any distribution is made to the holders of Restricted Shares other than a cash dividend and new, different, or additional shares or other securities of Terra or of another company are received by the holders of the Restricted Shares, or if any recapitalization or reclassification, split-up or consolidation of the Restricted Shares shall be effected, or, if in connection with a merger or consolidation of Terra or a sale by Terra of all or a part of its assets, the Restricted Shares are exchanged for a different number or class of shares of stock or other securities of Terra or for shares of stock or other securities of any other company, then any such other securities shall be subject to similar restrictions as the Restricted Shares, and the number and class of Restricted Shares, and the restrictions, terms and other conditions applicable to any such other securities shall be equitably determined by the Committee.

Terra shall retain possession of the certificates representing the Restricted Shares until the later to occur of the termination of the Restriction Period and the termination of the security interest described in paragraph 3 of the General section of this letter.

Performance Shares

1. The number of Performance Shares granted to you as listed in this letter represents the targeted amount. You will be awarded between 0% and 200% of the targeted number of Performance Shares based on Terra’s return on capital employed (ROCE) described as follows:

a. The ROCE period will be the three-year period beginning January 1, 2005 and ending December 31, 2007 (referred to hereafter as the “Period”).

b. The return amount, or numerator of the calculation, will be the annualized average of the sum of Income from Operations for the Period, adjusted for any Special Items approved by the Compensation Committee, reduced by 35% representing normal income tax expense. Special Items shall include, but shall not be limited to, (i) gains or losses on the disposition of a business, (ii) the effects of new accounting pronouncements, or (iii) the effects of a merger or acquisition, as determined in accordance with generally accepted accounting principles.

c. The capital amount, or denominator of the calculation, will be the average of the amounts reported on the twelve Terra quarterly balance sheets for the Period for the following items: Common shareholders and preferred shareholders equity, short and long-term debt, deferred income taxes and minority interest, less cash.

d. 0%, or no, Performance Shares will be awarded if Terra’s annualized average ROCE for the Period is 4% or less.

e. If annualized average ROCE for the Period is between 4% and 9%, 1% of the targeted Performance Shares will be awarded for each 0.05% annualized average ROCE exceeds 4%.

f. If annualized average ROCE for the Period is between 9% and 11.5%, 1% of the targeted Performance Shares will be awarded for each 0.025% annualized average ROCE exceeds 9%. The maximum number of Performance Shares awarded is 200% of the targeted amount.

2. Any award of Performance Shares will be made as soon as practical after the Compensation Committee of Terra’s Board of Directors approves the portion, if any, of targeted Performance Shares granted in 2005 that is earned.

3. If a “change of control,” as described in paragraph 2. a. above, occurs prior to December 31, 2007, Performance Shares will be awarded at the greater of (a) the calculated award described in a. through f. above using the actual quarters completed in the Period and (b) the targeted Performance Shares.

General

1. If your Terra employment terminates during the term of this agreement, all unvested Restricted Shares and unearned Performance Shares shall automatically be forfeited by you and the Restricted Shares reconveyed to the Corporation, except as follows:

a. If your employment terminates by reason of death, the Restricted Shares shall vest immediately. The Performance Shares earned, if any, during the Period shall be awarded to your estate based on the fraction of the time of your service in the Period.

b. If your employment terminates by reason of Total Disability, the Restricted Shares and Performance Shares shall continue to be eligible for award pursuant to the provisions in this letter.

c. In cases of special circumstances the Compensation Committee may, in its sole discretion when it finds that a waiver would be in the best interests of Terra, extend the period for vesting or terminate the Restriction Period with respect to all or a portion of your Restricted Shares and/or Performance Shares.

2. This grant shall not be effective unless you sign a copy of this letter and deliver it to the Corporate Secretary of the Corporation, Terra Centre, 600 Fourth Street, Sioux City, Iowa 51101, before 4:30 p.m. central time on August 25, 2005. If the Corporate Secretary does not have your properly executed copy of this letter before such time, then, anything in this letter to the contrary notwithstanding, this grant shall terminate and be of no effect. Your signing and delivering a copy of this letter shall evidence your acceptance of the Restricted Shares upon the terms and conditions of this Award. Attached is a copy of your Stock Certificate and Stock Power. Your execution of the stock power will permit Terra to enforce the security interest described in paragraph 3 of the General section of this letter or reconvey the Restricted Shares to Terra in the event the grant is forfeited.

3. You hereby agree to pay to Terra, or otherwise make arrangements satisfactory to Terra regarding payment of, any federal, state or local taxes required or authorized by law to be withheld with respect to the award of the Restricted Shares and Performance Shares or the termination of the Restriction Period (the “Withholding Taxes”). Terra shall have, to the extent permitted by law, the right to deduct from any payment of any kind otherwise due to the Employee, any Withholding Taxes and to condition the delivery of the Restricted Shares and Performance Shares after the termination of the Restriction Period or award of Performance Shares on the payment to Terra of the Withholding Taxes. You hereby grant to Terra a security interest in the Restricted Shares to secure the reconveyance of the Restricted Shares to the Corporation upon any forfeiture and to ensure adequate provision for the Withholding Taxes. Terra shall release its security interest in respect of any Restricted Shares on which (i) the Restriction Period has terminated and (ii) all Withholding Taxes have been paid. In lieu of the payment of such amounts in cash, you may pay all or a portion of the Withholding Taxes by reconveying to Terra a portion of the Common Shares otherwise to be delivered upon vesting of the Restricted Shares.

4. Terra may, in its sole discretion, at any time or from time to time, in lieu of the delivery of all or any portion of your Restricted Shares and/or Performance Shares, pay to you cash equal to the Fair Market Value (as defined in the Stock Incentive Plan of 2002) of such shares on the day the Restricted Shares’ Restriction Period terminates or the Performance Shares are earned.

5. Nothing in this Agreement shall confer upon the Employee any right to continue in the employ of the Corporation or a Subsidiary, or affect the right of the Corporation or of any Subsidiary to terminate the employment of the Employee, with or without cause.

These Restricted Shares and Performance Shares are granted pursuant to the Plan and are subject to its terms. Capitalized terms used in this letter have the same meanings as defined in the Plan. A copy of the Plan is being furnished to you with this letter and also is available on request from the Corporate Secretary of the Corporation.

Very truly yours,

TERRA INDUSTRIES INC.

By:
President and Chief Executive Officer

By:
Vice President, General Counsel and Corporate Secretary

I hereby agree to the terms and conditions set forth above and acknowledge receipt of the Stock Incentive Plan of 2002 and the Prospectus covering shares issued under that Plan.

Signature of Employee